Exhibit T3D

No. S-147020
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291

OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, c. 57

AND AMENDMENTS THERETO

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT

BETWEEN TERRACE ENERGY CORP. AND

THE NOTEHOLDERS OF TERRACE ENERGY CORP.

TERRACE ENERGY CORP.

PETITIONER

ORDER MADE AFTER APPLICATION
(FINAL ORDER)

BEFORE THE HONOURABLE Justice Davies	) ) )	FRIDAY, THE 10TH DAY OF OCTOBER, 2014

ON THE APPLICATION of the Petitioner, Terrace Energy Corp., coming on for hearing at Vancouver, British Columbia on the 10th day of October, 2014 and on hearing Evan Griffith, counsel for the Petitioner;

AND UPON READING the Petition herein, the Interim Order of Master Bouck, pronounced September 15, 2014, Affidavit #1 of William McCartney sworn September 11, 2014 and Affidavit #1 of Deborah Cotter sworn October 8, 2014;

AND UPON the requisite approval of the holders (the “Noteholders”) of the aggregate of $38,640,000 outstanding 8% convertible unsecured notes of the Petitioner due April

2, 2018, having been obtained at the special meeting of the Noteholders of the Petitioner held on October 8, 2014;

AND UPON IT APPEARING that adequate notice of the time and place of Hearing of this application was given to the Noteholders of the Petitioner;

AND UPON IT APPEARING that all Noteholders of the Petitioner had a right to appear and be heard at the Hearing and make submissions, and none did so;

AND UPON CONSIDERING the fairness to the parties affected thereby of the terms and conditions of the arrangement provided for in the amended plan of arrangement attached hereto as Schedule “A” (the “Arrangement”) and of the transactions contemplated by the Arrangement;

AND UPON IT APPEARING that the terms and conditions of the Arrangement may properly be approved by this Honourable Court;

AND UPON BEING ADVISED by Counsel for the Petitioner that this Honourable Court’s approval of the Arrangement and its determination that the Arrangement is fair to the persons to be issued securities or to have securities made issuable to them pursuant to the Arrangement will serve as the basis of a claim to an exemption from the registration requirements of the United States Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof, regarding the issuance and exchange of unsecured convertible notes of the Petitioner to the Noteholders.

THIS COURT ORDERS AND DECLARES that:

1.                                                                                      pursuant to section 291(4)(c) of the Business Corporations Act, S.B.C. 2002, c. 57, as amended (the “BCBCA”), the Arrangement as provided for in the Plan of Arrangement attached hereto as Schedule “A”, including the terms and conditions thereof and the distributions, issuances, exchanges and/or adjustments of securities contemplated therein, is procedurally and substantively fair and reasonable to the Noteholders of the Petitioner;

2.                                                                                      pursuant to section 291(4)(a) of the BCBCA, the Arrangement as provided for in the plan of arrangement attached hereto as Schedule “A”, including the terms and conditions thereof and the distributions, issuances, exchanges, and/or adjustments of securities contemplated therein, be and is hereby approved by this Court; and

3.                                                                                      the Petitioner shall be entitled, at any time, to seek leave to vary this Order, to seek the advice and direction of this Court as to the implementation of this Order or to apply for such further Order or Orders as may be appropriate.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

APPROVE AS TO FORM:

/s/ Evan Griffith
Evan Griffith
Counsel for the Petitioner

BY THE COURT

/s/ Registrar
REGISTRAR

SCHEDULE “A”

PLAN OF ARRANGEMENT

UNDER DIVISION 5 OF PART 9 OF

THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

S.B.C. 2002, c.57

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Definitions: In this plan of arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(a)                                 “Arrangement” means the arrangement under the Arrangement Provisions pursuant to which the Company is proposing to distribute to the Terrace Noteholders the New Notes in exchange for the Old Notes, and which is set out in detail in this Plan of Arrangement;

(b)                                 “Arrangement Provisions” means Division 5 of Part 9 — Arrangements of the BCBCA;

(c)                                  “Arrangement Resolution” means the resolution of the Terrace Noteholders approving the Plan of Arrangement which is to be considered at the Meeting;

(d)                                 “BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c.57, as may be amended, restated or replaced from time to time;

(e)                                  “Terrace Noteholder” means a holder of Old Notes as of the Effective Time;

(f)                                   “Board” means the board of directors of Terrace;

(g)                                  “Business Day” means a day which is not a Saturday, Sunday or statutory holiday in Vancouver, British Columbia;

(h)                                 “Circular” means the notice of the Meeting and accompany management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Terrace Noteholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

(i)                                     “co-Trustee” means Computershare Trust Company, N.A. as United States co-trustee;

(j)                                    “Court” means the Supreme Court of the British Columbia;

(k)                                 “Effective Date” means the date upon the Arrangement becomes effective;

(l)                                     “Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date (or such other time on the Effective Date that the Board determines);

(m)                             “Final Order” means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal (provided that any such amendment is acceptable to the Company);

(n)                                 “Indenture” means the indenture to be entered into between the Company and the Trustee pursuant to which the New Notes are to be issued, which shall contain the terms and conditions governing the New Notes including those set forth in Schedule “A” hereto and such other terms and conditions customary for such indentures in a form and substance satisfactory to Terrace and the Trustee and as set forth in the Circular;

(o)                                 “Interim Order” means the interim order of the Court made pursuant to section 291 of the BCBCA, providing for, among other things, the calling and holding of the Meeting;

(p)                                 “Letter of Transmittal” means the letter of transmittal to be forwarded by the Company to the Terrace Noteholders together with the Circular;

(q)                                 “Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(r)                                    “Meeting” means the special meeting of Terrace Noteholders, including any adjournment(s) or postponement(s) thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

(s)                                   “New Notes” means the aggregate of $38,640,000, or such lesser amount as is equal to the outstanding principal amount of Old Notes immediate prior to the Effective Time, new 8.0% convertible unsecured notes of the Company due April 2, 2018 to be issued under the Indenture and having substantially the terms and conditions set forth in Schedule “A” hereto, which notes the Company plans to distribute to the holders of Old Notes pursuant to section 3.1(b) of this Plan of Arrangement;

(t)                                    “Old Notes” means the aggregate, as of August 5, 2014, of $38,640,000 outstanding 8% convertible unsecured notes of the Company due April 2, 2018;

(u)                                 “Plan of Arrangement” means this Plan of Arrangement, as may be amended or restated from time to time;

(v)                                 “Tax Act” means the Income Tax Act (Canada), as may be amended, restated or replaced from time to time;

(w)                               “Terrace” or the “Company” means Terrace Energy Corp., a company existing under the BCBCA;

(x)                                 “Terrace Noteholders” means the holders of the Old Notes; and

(y)                                 “Trustee” means Computershare Trust Company of Canada, or such other licensed trust company selected by the Company.

1.2                               Interpretation Not Affected by Headings: The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.  Unless otherwise specifically indicated, the terms “this Plan of Arrangement”, “hereof”, “hereunder” and similar expressions refer to this Plan of Arrangement as a whole and not to any particular article, section, subsection, paragraph or subparagraph and include any agreement or instrument supplementary or ancillary hereto.

1.3                               Number, Gender and Persons: Unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and words importing a person shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4                               Meaning: Undefined words and phrases used herein that are defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.5                               Date for any Action:  If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6                               Currency:  Unless otherwise stated, all references herein to amounts of money are expressed in lawful currency of Canada.

1.7                               Governing Law: This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

ARTICLE 2
PURPOSE AND EFFECT

2.1                               Binding Effect: The Arrangement will become effective and, and be binding at and after, the Effective Time in accordance with its terms on the Company and all Terrace Noteholders, without any further act or formality required on the part of any person, except as expressly provided herein.

2.2                               Treatment of Terrace Noteholders:

(a)                                 Interest

Accrued and unpaid interest on the Old Notes shall be cancelled as of the Effective Time without further payment therefor.  Interest on the New Notes will accrue from the last interest payment date in respect of the Old Notes immediately preceeding the Effective Date, and the first interest payment on the New Notes will include interest accrued from such date.

(b)                                 Issuance of the New Notes

In accordance with the steps and sequence set forth in Article 3, on the Effective Date, Terrace shall issue and shall be deemed to issue to the Terrace Noteholders one (1) New Note for each $1,000 of principal amount of Old Notes exchanged hereunder.  The Terrace Noteholders shall and shall be deemed to irrevocably and finally exchanged the Old Notes for the New Notes and shall be deemed to have received the New Notes in full and final settlement, discharge and release of the Old Notes and of all entitlements relating thereto.

ARTICLE 3
THE ARRANGEMENT

3.1                               The Arrangement: At the Effective Time, the following shall occur and be deemed to occur in the following chronological order without further act or formality, notwithstanding anything contained in the provisions attaching to any of the Old Notes:

(a)                                 Terrace, the Trustee and the co-Trustee shall enter into the Indenture;

(b)                                 each $1,000 of principal amount of outstanding Old Notes will be irrevocably and finally exchanged for one (1) New Note and the holders of the Old Notes will be removed from the register(s) of Old Notes of the Company and will be added to the register of New Notes as the holders of the number of New Notes that they have received on the exchange; and

(c)                                  all of the issued Old Notes outstanding immediately prior to the Effective Time will be cancelled with the appropriate entries being made in the register(s) of Old Notes of the Company.

3.2                               No Fractional Notes: Notwithstanding section 3.1, no fractional New Notes shall be distributed to the Terrace Noteholders and, as a result, all fractional amounts arising under such sections shall be rounded down to the next whole number.

3.3                               Deemed Fully Paid and Non-Assessable: All New Notes issued pursuant to this Plan of Arrangement shall be deemed to be validly issued and outstanding as fully paid and non-assessable securities for all purposes of the BCBCA.

3.4                               Arrangement Effectiveness: The Arrangement shall become final and conclusively binding on the Terrace Noteholders and the Company at the Effective Time.

3.5                               Post-Effective Time Procedures:  Subject to the provisions of Article 4, and upon the return of a properly completed Letter of Transmittal by a registered former Terrace Noteholder together with the certificate(s) representing Old Notes and such other documents as the Trustee may require, former Terrace Noteholders shall be entitled to receive delivery of the certificate(s) representing the New Notes to which they are entitled pursuant to section 3.1(b).

3.6                               Supplementary Actions: Notwithstanding that the transactions and events set out in section 3.1 shall occur and shall be deemed to occur in the chronological order therein set out without any act or formality, the Company shall be required to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to give effect to, or further document or evidence, any of the transactions or events set out in section 3.1, including, without limitation, any resolutions of directors authorizing the issue, transfer or redemption of shares, any share transfer powers evidencing the transfer of shares and any receipt therefore, and any necessary additions to or deletions from share registers.

ARTICLE 4
DELIVERY OF NEW NOTES

4.1                               Surrender of Old Notes: Following the later of the Effective Date and the surrender to the Trustee for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Old Notes that were exchanged under the Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Trustee may reasonably require, the Terrace Noteholder of such surrendered certificate will be entitled to receive in exchange therefor, the New Notes which such Terrace Noteholder has the right to receive under the Arrangement for such Old Notes, and any certificate so surrendered will forthwith be cancelled.

4.2                               Issue of New Notes:  Upon surrender to the Trustee for cancellation of a certificate that immediate before the Effective Time represented one or more outstanding Old Notes that were exchanged for New Notes in accordance with section 4.1 hereof together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Trustee may reasonably require, the Trustee shall deliver to such holder following the Effective Time, a certificate or certificates representing the New Notes that such holder is entitled to receive in accordance with section 3.1(b).

4.3                               Right to Exchange:  After the Effective Time and until surrendered for cancellation as contemplated by section 4.2, each certificate that immediately prior to the Effective Time representing Old Notes shall be deemed at all times to represent only the right to receive in exchange therefor the New Notes that the holder of such certificate is entitled to receive in accordance with section 3.1(b).  Notwithstanding the foregoing, if, prior to the time of surrender of the certificate representing Old Notes, the New Notes have been redeemed or matured in accordance with their terms, the Old Notes shall then be deemed to represent only the right to receive in exchange therefor an amount, without interest, in cash equal to the aggregate amount of the interest payments, principal payment and other amounts with a payment date after the Effective Time theretofore paid with respect to such New Notes.

4.4                               Lost Certificates:  If any certificate, that immediately prior to the Effective Time represented Old Notes that were exchanged for New Notes in accordance with section 3.1(b), shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Trustee shall deliver in exchange for such lost, stolen or destroyed certificate, the New Notes that such holder is entitled to receive in accordance with section 3.1(b).  When authorizing such delivery of New Notes that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such New Notes are to be delivered shall, as a condition precedent to the delivery of such New Notes, give a bond satisfactory to the Company and the Trustee in such amount as the Company and the Trustee may direct, or otherwise indemnify the Company and the Trustee in a manner satisfactory to the Company and the Trustee, against any claim that may be made against the Company or the Trustee with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles and notice of articles of Terrace.

4.5                               Interest and Principal Payments: No principal payment made after the Effective Time with respect to the New Notes after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Old Notes unless and until the holder of such certificate shall have complied with the provisions of sections 4.1 and 4.2.  Subject to applicable law and section 4.6, at the time of such compliance, there shall, in addition to the delivery of the New Notes to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the principal payment with a payment date after the Effective Time theretofore paid with respect to such New Notes.  Any and all interest payments made after the Effective Time and delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Old Notes shall be, and shall be deemed to be, an interest payment with respect to the New Notes and no further or additional amounts in respect of interest payments made on or after the Effective Time and on or before the date of compliance with the provisions of section 4.1 and 4.2 shall be made or delivered to such holder upon delivery of the New Notes to which such holder is entitled.

4.6                               Withholding Rights:  Terrace and the Trustee shall be entitled to deduct and withhold from any New Notes deliverable to any person hereunder and from all interest or other amounts payable to any Terrace Noteholder such amounts as Terrace or the Trustee is required or permitted to deduct and withhold therefrom under any provision of applicable laws in respect of taxes.  To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Plan of Arrangement as having been paid to the person to whom such amounts would otherwise have been paid.

4.7                               Limitation and Proscription: To the extent that a holder of Old Notes as of immediately preceding the Effective Time shall not have complied with the provisions of sections 4.1 or 4.4 on or before the date that is six (6) years after the Effective Date (the “Final Proscription Date”), then the New Notes that such former holder of Old Notes was entitled to receive shall automatically be cancelled without any payment of principal or interest in respect thereof and the New Notes to which such former holder of Old Notes was entitled, and the Trustee shall cancel any certificates in respect of such New Notes.  The interest of the former holder of Old Notes in such New Notes and the payment of principal and interest thereon to which it was entitled shall be terminated as of the Final Proscription Date.

4.8                               No Liens:  Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens, restrictions, adverse claims or other claims of third parties of any kind.

4.9                               Paramountcy:  From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Old Notes issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Old Notes and Terrace in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of actions, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Old Notes shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 5
CONDITIONS PRECEDENT

5.1                               Conditions Precedent: The implementation of this Plan of Arrangement shall be conditional upon the fulfillment, satisfaction or waiver by the Company of the following conditions precedent:

(a)                                 this Plan of Arrangement shall have been approved at the Meeting, with or without amendment, in accordance with the Interim Order;

(b)                                 all other consents, orders, regulations and approvals required, necessary or desirable for the completion of the Arrangement, including any required approval of the TSX-V, must have been obtained or received, each in a form acceptable to the Company;

(c)                                  the Final Order and any other necessary order(s) of the Court with respect to the Arrangement shall have been obtained in form and substance satisfactory to Terrace, acting reasonably; and

(d)                                 no action shall have been instituted and be continuing, on the Effective Date, for an injunction to restrain, a declaratory judgment in respect of, or damages on account of, or relating to, this Plan of Arrangement or the Old Notes and no cease trading or similar order with respect to any securities of Terrace shall have become effective or threatened.

ARTICLE 6
AMENDMENTS

6.1                               Amendments Prior to Effective Time: Terrace may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) filed with the Court and, if made following the Meeting, approved by the Court; and (ii) communicated to the Terrace Noteholders, if and as required by the Court.

6.2                               No Notice: Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Terrace at any time prior to or at the Meeting with or without any other prior notice or communication, and, if so proposed and accepted by the Terrace Noteholders voting at the Meeting (other than as may be required under the Interim Order), such amendment, modification or supplement shall become part of this Plan of Arrangement for all purposes.

6.3                               Approval by the Court: Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if it is consented to by Terrace.

6.4                               Administrative Amendments: Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by Terrace, provided that it concerns a matter which, in the reasonable opinion of Terrace, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Terrace Noteholder.

6.5                               Withdrawal: This Plan of Arrangement may be withdrawn prior to the Effective Time in the sole discretion of the Company.

ARTICLE 7
REFERENCE DATE

7.1                               Reference Date: This plan of arrangement is dated for reference the 11th day of September, 2014.

SCHEDULE “A”

SUMMARY TERMS OF THE NEW NOTES

Issuer	Terrace Energy Corp.

New Notes	Up to 38,640 8.0% convertible unsecured notes with an aggregate principal amount of up to $38,640,000, which notes shall be issued under an indenture in integral multiples of $1,000.

Maturity Date	April 2, 2018.

Interest

8.0% per annum (based on a year of 365 days and the actual number of days in the relevant interest period) payable quarterly in arrears on the last day of January, April, July and October in each fiscal year. Interest on the New Notes will accrue from July 31, 2014.

Interest Payment Dates	January 31, April 30, July 31 and October 31.

Indenture

The terms and conditions of the New Notes will be governed by an indenture to be entered into between the Issuer and Computershare Trust Company of Canada, as trustee (the “Trustee”) and Computershare Trust Company, N.A. as United States co-trustee.

Conversion Privilege

The New Notes will be convertible into fully paid and non-assessable common shares of the Issuer at the option of the holder thereof at any time prior to the earlier of 4:00 p.m. (Vancouver time) on the Maturity Date and 4:00 p.m (Vancouver time) on the last Business Day immediately preceding the date fixed for redemption specified by the Issuer for redemption of the New Notes at the conversion price in effect on the date of conversion, which shall be $2.00 per common share as of the date of issuance of the New Notes, subject to adjustment as provided in the Indenture (the “Conversion Price”). Holders converting their New Notes will receive accrued and unpaid interest thereon from the period of the last Interest Payment Date of their New Notes prior to the date of conversion to the date that is one day prior to the date of conversion.

Ranking

The New Notes are the Issuer’s unsecured obligations and are not guaranteed by any of its operating subsidiaries. Accordingly, the New Notes will rank:

•                  except as discussed below under “Certain Covenants,” effectively junior in right of payment to all of the Issuer’s and its subsidiaries existing and future secured indebtedness and all indebtedness and liabilities of the Issuer’s subsidiaries; and

•                  equal in right of payment with all of the Issuer’s existing and future unsecured indebtedness.

Redemption at the Option of the Issuer

The New Notes may be redeemed for cash in whole or in part from time to time at the option of the Issuer, except under certain circumstances in the event of a change of control of the Issuer or after a sale or other disposal of all or substantially all of the assets of the Issuer, on not more than 50 days and not less than 20 days prior notice at a price equal to:

•                  if the Issuer gives such notice before April 2, 2015, 108% of the par amount of the New Notes; or

•                  otherwise, at par,

and, in either case, plus accrued and unpaid interest.

Optional Common Share Redemption

If, prior to the Maturity Date, the closing price the Issuer’s common shares on the TSX Venture Exchange (or such other stock exchange or quotation system on which the Issuer’s common shares are then listed or quoted) (the “Exchange”) is equal to or greater than 140% of the Conversion Price for 30 consecutive trading days, the New Notes may be redeemed for common shares of the Issuer at the Conversion Price in whole or in part from time to time at the option of the Issuer on not less than 10 days prior notice; provided that the date of such notice is no later than five trading days following the last trading day of such 30 consecutive trading day period.

Certain Covenants

The Issuer will issue the New Notes under the Indenture, which, among other things, restricts its ability and the ability of its subsidiaries to, among other things, consolidate, amalgamate or merge with or into other companies or sell or transfer all or substantially all of its assets.

These limitations will be subject to a number of important qualifications and exceptions.

Change of Control

In the event that, prior to the Maturity Date, any person, together with its associates and affiliates (as defined in the Securities Act (British Columbia)) acquires more than 50% of the issued and outstanding common shares of the Issuer, the Issuer will offer to repurchase the outstanding New Notes at a purchase price in cash equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest, if any, to the date of purchase on the terms and conditions set forth in the Indenture.

Offer on Sale of Assets

In certain circumstances, if the Issuer sells, transfers, leases, conveys, or otherwise disposes of all or substantially all of its properties and assets on a consolidated basis (a “Sale Transaction”) and it does not reinvest all or substantially all of the proceeds thereof in the business of the Company within 180 days of the closing date of such Sale Transaction, the Issuer will be required to offer to all of the outstanding New Notes at a purchase price in cash equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest, if any, to the date of purchase.

Transfers	The New Notes will be transferrable, subject to the terms and conditions of the Indenture and compliance with applicable securities laws and regulations.

Events of Default

If any of the following conditions or events with respect to the New Notes shall occur and be continuing:

•                  the Issuer fails to make an interest payment on or before the cure deadline in respect of two consecutive interest payment dates;

•                  the Issuer defaults in the payment of any principal on the New Notes when the same becomes due and payable, whether at maturity or any other date fixed for prepayment pursuant to the terms of the New Notes and the Indenture;

•                  the Issuer defaults in the performance of or compliance with any term, condition or covenant contained in the New Notes or Indenture and such default shall not have been remedied and the Issuer shall not have taken timely steps to diligently remedy such default within thirty days after such failure shall first have become known to any officer of the Issuer or written notice thereof shall have been received by the Issuer;

•                  any representation or warranty of the Issuer made in writing by or on behalf of the Issuer in the New Notes or the Indenture shall prove to have been false or incorrect in any material respect on the date as of which made;

•                  the Issuer (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or otherwise takes advantage of any bankruptcy or insolvency law of any jurisdiction, (ii) makes an assignment, an arrangement or a compromise for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property, or (iv) takes corporate action for the purpose of any of the foregoing; or

•                  a court or governmental authority of competent jurisdiction enters a final order appointing, without the consent of the Issuer, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or a final order for relief is entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Issuer, or any petition for any such relief is filed against the Issuer and such petition is not dismissed within ninety days;

then, and in any such event, the outstanding principal amount of and accrued interest on the New Notes shall become due and payable on the tenth day following the date that the Trustee gives the Issuer notice that, as a result of the event of default, the Trustee is requiring the Issuer to prepay the New Notes.

Amendments

The holders of the New Notes shall have the following powers, among others, exercisable from time to time by Extraordinary Resolution (as defined below), subject to the approval of the Exchange in certain matters:

•                  to authorize the Trustee to grant extension of time for payment of any principal, premium or interest on the New Notes, whether due or overdue;

•                  to sanction any modification, abrogation, alteration, compromise or arrangement of the rights of the holders of the New Notes or the Trustee against the Issuer, or against its property, whether such rights arise under the Indenture or the New Notes or otherwise, provided that such sanctioned actions are not prejudicial to the Trustee;

•                  to assent to any modification of or change in or addition to or omission from the provisions contained in the Indenture or the New Notes which shall be agreed to by the Issuer and to authorize the Trustee to concur in and execute any indenture supplemental to the Indenture embodying any modification, change, addition or omission;

•                  to direct or authorize the Trustee to exercise any power, right, remedy or authority given to it by the Indenture in any manner specified in any such Extraordinary Resolution or to refrain from exercising any such power, right, remedy or authority;

•                  to waive, and direct the Trustee to waive, any default under the Indenture and/or cancel any declaration made by the Trustee either unconditionally or upon any condition specified in such Extraordinary Resolution;

•                  to remove the Trustee from office and to appoint a new Trustee provided that no such removal shall be effective unless and until a new Trustee shall have become bound by the Indenture;

•                  to sanction the exchange of the New Notes for or the conversion thereof into common shares, bonds, debentures or other securities or obligations of the Issuer or of any other person formed or to be formed; and

•                  to amend, alter or repeal any Extraordinary Resolution previously passed or sanctioned by the holders of New Notes.

“Extraordinary Resolution” means, either (i) a resolution proposed to be passed as an extraordinary resolution at a meeting of holders of New Notes duly convened for the purpose and held in accordance with the provisions of the Indenture at which the holders of not less than 25% of the principal amount of the New Notes then outstanding represent in person or by proxy and passed by the favourable votes of the holders of not less than 66 2/3% of the principal amount of the outstanding New Notes present or represented by proxy at the meeting and voted upon on a poll on such resolution, or (ii) a resolution in writing signed by the holders of not less than 66 2/3% of the principal amount of the outstanding New Notes.

Subject to any approval of the Exchange, from time to time the trustee and, when authorized by a resolution of its directors, the Issuer may, and shall when required by the Indenture, execute, acknowledge and deliver deeds or indentures supplemental to the indenture for any one or more the following purposes:

•                  make such provisions not inconsistent with the Indenture as a may be necessary or desirable with respect to matters or questions arising hereunder, including the making of any modifications in the form of the New Notes which do not affect the substance thereof and which in the opinion of the Trustee relying on an opinion of counsel will not be prejudicial to the interests of the holders of New Notes;

•                  adding to the covenants of the Issuer contained in the Indenture for the protection of the holders of New Notes or providing for additional events of default;

•                  subject to any required approval of the Exchange or such other exchange or quotation service as the common shares of the Issuer or New Notes are listed upon, lower the Conversion Price;

•                  giving effect to any Extraordinary Resolution passed as by the holders of New Notes as provided in the Indenture; and

•                  and for any other purpose not inconsistent with the terms of the Indenture.

No Active Trading Market

There is no active trading market for the New Notes. The Issuer intends to seek a listing of the New Notes on the TSX Venture Exchange. However, there can be no assurances such listing will be successfully obtained, and, even if listed, an active market may not develop for the New Notes. As a result, a liquid market for the New Notes may not be available if a holder tries to sell its New Notes.

Form of the New Notes

The New Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The New Notes will initially be issued in the form of one or more global notes and/or one or more definitive notes at the option of the Issuer. The global notes will be registered in the name of the depository which, as of the date hereof, shall be CDS Clearing and Depository Services Inc. (or any nominee of the depository). The definitive notes will be registered in the names of each holders thereof.

NO. S-147020
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTIONS 288 AND 291

OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, c. 57

AND AMENDMENTS THERETO

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT

BETWEEN TERRACE ENERGY CORP. AND

THE NOTEHOLDERS OF TERRACE ENERGY CORP.

TERRACE ENERGY CORP.

PETITIONER

ORDER MADE AFTER APPLICATION
(FINAL ORDER)

Evan Griffith

Sangra Moller LLP

Barristers and Solicitors

1000 Cathedral Place

925 West Georgia Street

Vancouver, BC V6C 3L2

Facsimile: (604) 669-8803